As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-271984

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XYLO TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 HaNechoshet St.
Tel Aviv 6971072, Israel
(Address of Principal Executive Offices) (Zip Code)

Puglisi & Associates

850 Library Avenue, Suite 204,

Newark, DE, 19711, USA

(Name and address of agent for service)

+1 (303) 738-6680

 (Telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed by Xylo Technologies Ltd., a company organized under the laws of the State of Israel (the “Registrant”), to withdraw from registration all unsold American Depositary Shares (“ADSs”), each of which represents 40 ordinary shares, no par value, of the Registrant (“Ordinary Shares”), Ordinary Shares, warrants to purchase ADSs, subscription rights and/or units (the “Securities”) that were registered on the Registration Statement on Form F-3 (File No. 333-271984) (the “Registration Statement”), as amended, filed by the Registrant with the Securities and Exchange Commission on May 16, 2023, pertaining to registration of up to $30,000,000 in the aggregate of Securities .

On June 22, 2025, the District Court of Tel Aviv (Economic Division) approved an arrangement (the “Arrangement”) pursuant to Section 350 of the Israeli Companies Law, 5759-1999, between the Company and its shareholders. The Arrangement, which was previously approved by the Company’s shareholders, provides for the acquisition by L.I.A. Pure Capital Ltd. (the “Applicant”) of all issued and outstanding share capital of the Company not already owned by the Applicant. Pursuant to the Arrangement, on or about the date hereof, the Applicant completed, or will complete, the purchase of all of the issued and outstanding share capital of the Company, with the Company becoming a wholly owned subsidiary of the Applicant.

In connection with the closing of the Arrangement, the offerings of the Securities pursuant to the Registration Statement have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offerings, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 22nd day of August, 2025.

Xylo Technologies Ltd.

By:	/s/ Tali Dinar
Name: Tali Dinar
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.

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